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STANDARD COMMERCIAL/INVESTMENT
PURCHASE AGREEMENT
(Non-Residential or More Than Four Residential Units)

DEFINITIONS

        BROKER includes cooperating brokers and all sales persons. DAYS means calendar days, midnight to midnight, unless otherwise specified. BUSINESS DAY excludes Saturdays, Sundays and legal holidays. DATE OF ACCEPTANCE means the date Seller accepts the offer or the Buyer accepts the counter offer. DELIVERED means personally delivered, transmitted by facsimile machine, by a nationally recognized overnight courier, or by deposit in the U.S. Mail, postage prepaid. In the event of mailing, the document will be deemed delivered three (3) business days after deposit; in the event of overnight courier, one (1) business day after deposit; and if by facsimile, at time of transmission provided that a transmission report is generated and retained by the sender reflecting the accurate transmission of the document. Unless otherwise provided in this Agreement or by law, delivery to the agent will constitute delivery to the principal. DATE OF CLOSING means the date title is transferred. TERMINATING THE AGREEMENT means that both parties are relieved of their obligations and all deposits will be returned to Buyer less expenses incurred by or on account of Buyer to date of termination. PROPERTY means the real property and any personal property included in the sale.

        AGENCY RELATIONSHIP CONFIRMATION.    The following agency relationship is hereby confirmed for this transaction and supersedes any prior agency election:

        LISTING AGENT: Keegan & Coppin Company, Inc. is the agent of (check one):

        ☒ the Seller exclusively; or ☐ both the Buyer and the Seller.

        SELLING AGENT: Meridian Commercial, Inc. (if not the same as the Listing Agent) is the agent of (check one):

        ☒ the Buyer exclusively; or ☐ the Seller exclusively, or ☐ both the Buyer and the Seller.

        Note: This confirmation DOES NOT take the place of the AGENCY DISCLOSURE form (P.P. Form 110.42 CAL) required by law.

        San Francisco Development, a California corp. hereinafter designated as BUYER, offers to purchase the real property situated in San Rafael, County of Marin, California, commonly known as 171 and 181 Carlos Drive, FOR THE PURCHASE PRICE OF $2,150,000.00 (two million one hundred fifty thousand and no/100 dollars) on the following terms and conditions:

1.	FINANCING TERMS AND LOAN PROVISIONS.
A.		$5,000.00	DEPOSIT evidenced by ☒ check, or ☐ other: , held uncashed until acceptance and not later than three (3) business days thereafter deposited toward the purchase price with: Fidelity National Title Company
B.		$20,000.00	ADDITIONAL CASH DEPOSIT to be placed in escrow ☐ within days after acceptance, ☐ upon receipt of Loan Commitment per Item 2, ☒ Other: removal of all contingencies.
C.		$2,125,000.00	BALANCE OF CASH PAYMENT needed to close, not including closing costs.
D.	$		NEW FIRST LOAN:
			☐ FIXED RATE: For years, interest not to exceed %, payable at approximately $ per month (principal and interest only), with the balance due in not less than years.
			☐ ARM: For years, initial interest rate not to exceed %, with initial monthly payments of $ and maximum lifetime rate not to exceed %
			☐ Buyer will pay loan fee or points not to exceed .

☐ Lender to appraise property at no less than purchase price.
☐ OTHER TERMS:
E.	$	EXISTING FINANCING: ☐ FIRST LOAN, ☐ SECOND LOAN: ☐ ASSUMPTION OF, ☐ SUBJECT TO existing loan of record described as follows:
F.	$	SELLER FINANCING: ☐ FIRST LOAN, ☐ SECOND LOAN, ☐ THIRD LOAN, secured by the property. ☐ Seller Financing Addendum, P.P Form 131.1-3 CAL, is attached and made a part of this Agreement.
G.	$	OTHER FINANCING TERMS:
H.	$	TOTAL PURCHASE PRICE (not including closing costs).
2.	LOAN APPROVAL. Conditioned upon Buyer's ability to obtain a commitment for new financing, as set forth above, from a lender or mortgage broker of Buyer's choice, and/or consent to assumption of existing financing provided for in this Agreement, within days after acceptance. Buyer will in good faith use his or her best efforts to qualify for and obtain the financing and will complete and submit a loan application within five (5) days after acceptance. Buyer ☐ will, ☐ will not provide a ☐ prequalification letter, or ☐ pre-approval letter from lender or mortgage broker based on Buyer's application and credit report within days after acceptance. In the event a loan commitment or consent is obtained but not timely honored without fault of Buyer, Buyer may terminate this Agreement.
3.
BONDS AND ASSESSMENTS. All bonds and assessments which are part of or paid with the property tax bill will be assumed by the Buyer. In the event there are other bonds or assessments which have an outstanding principal balance and are a lien upon the property, the current installment will be prorated between Buyer and Seller as of the date of closing. Future installments will be assumed by Buyer WITHOUT CREDIT toward the purchase price, EXCEPT AS FOLLOWS:

This Agreement is conditioned upon both parties verifying and approving in writing the amount of any bond or assessment to be assumed or paid within ten (10) days after receipt of the preliminary title report. In the event of disapproval, the disapproving party may terminate this Agreement.
4.	PROPERTY TAX. Within five (5) days after acceptance, Seller will deliver to Buyer for his or her approval a copy of the latest property tax bill. Buyer is advised that: (a) the property will be reassessed upon change of ownership which may result in a tax increase; and (b) the tax bill may not include certain exempt items such as school taxes on property owned by seniors. Buyer should make further inquiry at the assessor's office. Within ten (10) days after receipt of the tax bill, Buyer will in writing approve or disapprove the tax bill. In the event of disapproval, Buyer may terminate this agreement.

5.
EXISTING LOANS. Seller will, within three (3) days after acceptance, provide Buyer with copies of all notes and deeds of trust to be assumed or taken subject to. Within five (5) days after receipt Buyer will notify Seller in writing of his or her approval or disapproval of the terms of the documents. Approval will not be unreasonably withheld. Within three (3) days after acceptance, Seller will submit a written request for a current Statement of Condition on the above loan(s). Seller warrants that all loans will be current at close of escrow. Seller will pay any prepayment charge imposed on any existing loan paid off at close of escrow. Buyer will pay the prepayment charge on any loan which is to remain a lien upon the property after close of escrow. The parties are encouraged to consult his or her lender regarding prepayment provisions and any due on sale clauses.
6.
DESTRUCTION OF IMPROVEMENTS. If the improvements of the property are destroyed, materially damaged, or found to be materially defective as a result of such damage prior to close of escrow, Buyer may terminate this Agreement by written notice delivered to Seller or his or her Broker, and all unused deposits will be returned. In the event Buyer does not elect to terminate this Agreement, Buyer will be entitled to receive, in addition to the property, any insurance proceeds payable on account of the damage or destruction.
7.
EXAMINATION OF TITLE. In addition to any encumbrances assumed or taken "subject to," Seller will convey title to the property subject only to: [1] real estate taxes not yet due; and [2] covenants, conditions, restrictions, rights of way and easements of record, if any, which do not materially affect the value or intended use of the property.

Within three (3) days after acceptance, Buyer will order a Preliminary Title Report and copies of CC&Rs and other documents of record if applicable. Within ten (10) days after receipt, Buyer will report to Seller in writing any valid objections to title contained in such report (other than monetary liens to be paid upon close of escrow). If Buyer objects to any exceptions to the title, Seller will use due diligence to remove such exceptions at his or her own expense before close of escrow. If such exceptions cannot be removed before close of escrow, this Agreement will terminate, unless Buyer elects to purchase the property subject to such exceptions. If Seller concludes he or she is in good faith unable to remove such objections, Seller will so notify Buyer within ten (10) days after receipt of said objections. In that event Buyer may terminate this Agreement.
8.	EVIDENCE OF TITLE will be in the form of a policy of title insurance, issued by Fidelity National Title Company, paid by ☒ Buyer, ☐ Seller, ☐ Other. NOTE: Buyer should discuss the type of policy with the title company of his or her choice at the time escrow is opened. In the event a lender requires an ALTA lender's policy of title insurance, ☒ Buyer, ☐ Seller will pay the premium.
9.
PRORATIONS. Rents, real estate taxes, interest, payments on bonds and assessments assumed by Buyer, and homeowners association fees will be prorated as of the date of recordation of the deed. Security deposits, advance rentals, or considerations involving future lease credits will be credited to Buyer.
10.
CLOSING. Full purchase price to be paid and deed to be recorded ☐ on or before , OR ☐ within days after acceptance. Both parties will deposit with an authorized escrow holder, to be selected by Buyer, all funds and instruments necessary to complete the sale in accordance with the terms of this Agreement. ☐ Where customary, signed escrow instructions will be delivered to escrow holder within days after acceptance. Escrow fee to be paid by Buyer. County/City transfer tax(es), if any, to be paid by Seller. THIS PURCHASE AGREEMENT TOGETHER WITH ANY ADDENDA WILL CONSTITUTE JOINT ESCROW INSTRUCTIONS TO THE ESCROW HOLDER.

11.	PHYSICAL POSSESSION. Physical possession of the property, with keys to all property locks, alarms, and garage door openers, will be delivered to Buyer (check one):
☒ On the date of recordation of the deed, not later than 11:00 ☒ a.m., ☐ p.m.;
☐ On the day after recordation, not later than ☐ a.m., ☐ p.m.
12.
FIXTURES. All items permanently attached to the property, including light fixtures and bulbs, attached floor coverings, all attached window coverings, including window hardware, window and door screens, storm sash, combination doors, awnings, TV antennas, burglar, fire, smoke and security alarms (unless leased), pool and spa equipment, solar systems, attached fireplace screens, electric garage door openers with controls, outdoor plants and trees (other than in movable containers), are included in the purchase price free of liens, EXCLUDING: None.
13.	NOTICE OF VIOLATIONS. By acceptance, Seller warrants that he or she has no written notice of violations relating to the property from City, County, State, Federal or any other governmental agencies.
14.
INCOME AND EXPENSE STATEMENT. Within seven (7) days of acceptance, Seller will deliver to Buyer, for his or her approval, a true and complete statement of rental income and expenses. Within seven (7) days of receipt of that statement, Buyer will notify Seller in writing of his or her approval or disapproval. In case of disapproval, Buyer may terminate this Agreement.
15.
SERVICE CONTRACTS. Within seven (7) days of acceptance, Seller will furnish Buyer, for his or her approval copies of any service and/or equipment rental contracts with respect to the property which run beyond close of escrow. Within seven (7) days of receipt of the copies, Buyer will notify Seller in writing of his or her approval or disapproval. In case of disapproval, Buyer may terminate this Agreement.
16.
EXISTING LEASES. This Agreement is subject to existing leases, and rental agreements. Within seven (7) days of acceptance, Seller will deliver to Buyer, for his or her approval, true copies of all existing leases and rental agreements, copies of all outstanding notices sent to tenants, and a written statement of any oral agreements with tenants. Seller will also deliver to Buyer, within seven (7) days of acceptance, a statement of any uncured defaults, claims made by or to tenants, and a statement of all tenants' deposits held by Seller. Seller warrants all information to be true and complete. Buyer's obligations are conditioned upon approval of existing leases and rental agreements. Within seven (7) days of receipt of the documents, Buyer will notify Seller in writing of his or her approval or disapproval. In case of disapproval, Buyer may terminate this Agreement. Buyer's obligations under this Agreement are further conditioned upon receipt on or before date of closing of Estoppel Certificates executed by each tenant acknowledging that a lease or rental agreement is in effect, that no lessor default exists, and stating the amount of any prepaid rent or security deposit.
17.
CHANGES DURING TRANSACTION. During the pendency of this transaction, Seller agrees that no changes in the existing leases or rental agreements will be made, nor new leases or rental agreements entered into, nor will any substantial alterations or repairs be made or undertaken to the property without the written consent of the Buyer.
18.
MAINTENANCE. Seller will maintain the property until the closing in its present condition, ordinary wear and tear excepted. The heating, ventilating, air conditioning, plumbing, elevators, loading doors, and electrical systems will be in good operating order and condition as of the time of closing.

19.	ACCESS TO PROPERTY. Seller agrees to provide reasonable access to the property to Buyer and inspectors, appraisers, and all other professionals representing Buyer.
20.
WALK-THROUGH INSPECTION. Buyer will have the right to conduct a walk-through inspection of the property within 7 days prior to close of escrow, to verify Seller's compliance with the provisions under Item 12, FIXTURES, and Item 18, MAINTENANCE. This right is not a condition of this Agreement, and Buyer's sole remedy for an alleged breach of these items is a claim for damages. Utilities are to remain turned on until the close of escrow.
21.
COMPLIANCE WITH LOCAL LAWS. Seller will comply with any local laws applicable to the sale or transfer of the property, including but not limited to: Providing inspections and/or reports for compliance with local building and permit regulations, including septic system inspection reports; compliance with minimum energy conservation standards; and compliance with water conservation measures. All required inspections and reports will be ordered within three (3) days after acceptance and will be paid by ☐ Seller, ☐ Buyer. If Seller does not agree within days after receipt of a report to pay the cost of any repair or improvement required to comply with such laws, Buyer may terminate this Agreement.
22.	OPTIONAL PROVISIONS. The provisions in this Item 22, if initialed by Buyer are included in this Agreement.
22-A.
[ ] [ ] PEST CONTROL INSPECTION. Within 30 days after acceptance, ☒ Buyer, ☐ Seller, will obtain at his or her expense a current written report of an inspection by a licensed structural pest control operator of the main building (excluding the roof covering), and all attached structures plus the following:

The inspector will be requested to provide a separate report for: "Section 1"—Any portion of the structure(s) where infestation or infection is evident, and "Section 2"—Where conditions are present which are deemed likely to lead to infestation or infection, but where no infestation or infection exists at this time. Within three (3) days after receipt of the report, Seller may: (a) elect to pay the entire cost of work recommended in said report (including work recommended in both Section 1 and Section 2); or (b) elect to pay none or only a portion of the cost of such work. Written notice of such election will be delivered to Buyer or his or her Broker, together with the report.

In the event Seller does not agree to pay for all the recommended work (including work recommended in both Section 1 and Section 2), Buyer may: (a) elect to pay the balance of the cost of any Section 1 work not paid for by Seller; (b) elect to have any remaining Section 2 work done at Buyer's expense; OR (c) terminate this Agreement. Written notice of Buyer's elections will be delivered to Seller or his or her Broker within seven (7) days after receipt of Seller's notice.

Work to be performed at Seller's expense may be performed in whole or in part by the Seller; provided that, upon completion of Seller's work but before the area has been closed up, the property is reinspected by a licensed structural pest control operator at Seller's expense who certifies that the inspected property is free of evidence of active infestation or infection. As soon as they are available, copies of inspection reports, certifications, or other proof of completion of the work will be delivered to Brokers of Buyer and Seller, who are authorized to receive the documents on behalf of their principals.

Funds for work to be done at Seller's expense after close of escrow will be held in escrow and disbursed by the escrow holder upon receipt of a certification by a licensed structural pest control operator that the property is free of evidence of active infestation or infection.

22-B.	[ ] [ ] SELLER TO PAY FOR WORK SHOWN IN EXISTING PEST CONTROL REPORT. Within 24 hours after acceptance, Seller will furnish Buyer a copy of the existing pest control report dated by . Seller agrees to pay for both Section 1 and Section 2 work, if any, recommended in said report, or perform the work himself or herself as stated in Item 22-A. Within fifteen (15) days after acceptance, Buyer will notify Seller in writing of approval or disapproval of the report. In case of disapproval, Buyer may terminate this Agreement.
22-C.
[ ] [ ] WAIVER OF PEST CONTROL INSPECTION. Buyer has satisfied himself or herself about the condition of the property and agrees to purchase the property without the benefit of a structural pest control inspection. Buyer acknowledges that he or she has not relied upon any representations by either the Broker or the Seller with respect to matters that would normally be covered in a pest control inspection.
22-D.
[ ] [ ] INSPECTIONS OF PHYSICAL CONDITION OF PROPERTY. Buyer will have the right to retain, at his or her expense, licensed experts including but not limited to engineers, geologists, architects, contractors, surveyors, arborists, and structural pest control operators to inspect the property for any structural and nonstructural conditions, including matters concerning roofing, electrical, plumbing, heating, cooling, appliances, well, septic system, pool, boundaries, geological and environmental hazards, toxic substances including asbestos, formaldehyde, radon gas, and lead-based paint. Buyer, if requested by Seller in writing, will promptly furnish, at no cost to Seller, copies of all written inspection reports obtained. Buyer will approve or disapprove in writing all inspection reports obtained within days after acceptance. In the event of Buyer's disapproval, Buyer may elect to terminate this Agreement.
22-E.
[ ] [ ] MAINTENANCE RESERVE. Seller agrees to leave in escrow a maintenance reserve in the amount of $ . If, in the reasonable opinion of a qualified technician, any of the equipment listed under Item 18, MAINTENANCE, is not in working order, Buyer will furnish Seller a copy of the technician's inspection report and/or submit written notice to Seller of non-compliance of any of the terms under Item 18, MAINTENANCE, within seven (7) days after occupancy is delivered.

In the event Seller fails to make the repairs and/or corrections within five (5) days after receipt of said report or notice, Seller authorizes the escrow holder to disburse to Buyer against bills for such repairs or corrections the sum of such bills, not to exceed the amount reserved. Said reserve will be disbursed to Buyer or returned to Seller not later than fifteen (15) days after date occupancy is delivered.
22-F.	[ ] [ ] FLOOD HAZARD ZONE. Buyer has been advised that the property is located in a special flood hazard area designated by the Federal Emergency Management Agency (FEMA). It will be necessary to purchase flood insurance in order to obtain any loan secured by the property from any federally regulated financial institution or a loan insured or guaranteed by an agency of the U.S. Government. The purpose of the program is to provide flood insurance at reasonable cost. For further information consult your lender or insurance carrier.

22-G.
[ ] [ ] EARTHQUAKE FAULT OR SEISMIC HAZARD ZONE DISCLOSURES. The property is situated in a Earthquake Fault Zone or Seismic Hazard Zone as designated under §§ 2621-2625 and §§ 2690-2699.6 of the California Public Resources Code. Construction or development of any structure for human occupancy may be restricted. No representations on the subject are made by Seller or Broker. Buyer may make further independent inquiries at appropriate governmental agencies concerning the use of the property under the terms of the above statutes. Within seven (7) days after acceptance, Buyer will notify Seller in writing of satisfaction or dissatisfaction of said inquiries. In case of dissatisfaction Buyer may terminate this Agreement.
22-H.
[ ] [ ] PROBATE/CONSERVATORSHIP SALE. Pursuant to the California Probate Code, this sale is subject to court approval at which time the court may allow open competitive bidding. An "AS IS" Addendum (P.P. form 101-AI) ☐ is, ☐ is not attached and made a part of this Agreement.
22-I.
[ ] [ ] RENT CONTROL ORDINANCE. Buyer is aware that a local ordinance is in effect which regulates the rights and obligations of property owners. It may also affect the manner in which future rents can be adjusted.
22-J.
[ ] [ ] TAX DEFERRED EXCHANGE (INVESTMENT PROPERTY). In the event that Seller wishes to enter into a tax deferred exchange for the property, or Buyer wishes to enter into a tax deferred exchange with respect to property owned by him or her in connection with this transaction, each of the parties agrees to cooperate with the other party in connection with such exchange, including the execution of such documents as may be reasonably necessary to complete the exchange; provided that: (a) the other party will not be obligated to delay the closing; (b) all additional costs in connection with the exchange will be borne by the party requesting the exchange; (c) the other party will not be obligated to execute any note, contract, deed or other document providing for any personal liability which would survive the exchange; and (d) the other party will not take title to any property other than the property described in this Agreement. It is understood that a party's rights and obligations under this Agreement may be assigned to a third party intermediary to facilitate the exchange. The other party will be indemnified and held harmless against any liability which arises or is claimed to have arisen on account of the exchange.
22-K.
[ ] [ ] PERSONAL PROPERTY. The purchase price includes all furniture and furnishings and any other personal property owned by Seller and used in the operation of the property per attached signed inventory, receipt of which is hereby acknowledged. This inventory is incorporated by reference. The personal property will be transferred to Buyer by a Warranty Bill of Sale delivered at closing.
23.	LIQUIDATED DAMAGES. By initialing in the spaces below,
[ ] [ ] Buyer agrees [ ] [ ] Buyer does not agree
[ ] [ ] Seller agrees [ ] [ ] Seller does not agree

that in the event Buyer defaults in the performance of this Agreement, Seller will retain as liquidated damages the deposit set forth in Items 1-A and 1-B, and that said liquidated damages are reasonable in view of all the circumstances existing on the date of this Agreement. In the event of additional deposit(s) required under Item 1-B, the parties will execute a similar liquidated damages provision as required by law. In the event that Buyer defaults and has not made the deposit required under Item 1-B or refuses to execute the liquidated damages provision with respect to such additional deposit, then Seller will have the option of retaining the initial deposit or terminating the obligations of the parties under this Item 23 and recovering such damages from Buyer as may be allowed by law. Parties understand that in case of dispute mutual cancellation instructions are necessary to release funds from escrow or trust accounts.
24.
DEFAULT. In the event Buyer defaults in the performance of this Agreement (unless Buyer and Seller have agreed to liquidated damages), Seller may, subject to any rights of Broker, retain Buyer's deposit to the extent of damages sustained and may take such actions as he or she deems appropriate to collect such additional damages as may have been actually sustained. Buyer will have the right to take such action as he or she deems appropriate to recover such portion of the deposit as may be allowed by law. In the event that Buyer defaults (unless Buyer and Seller have agreed to liquidated damages) Buyer agrees to pay the Broker(s) any commission that would be payable by Seller in the absence of such default.
25.
MEDIATION OF DISPUTES. If a dispute arises out of or relates to this Agreement or its breach, by initialing in the "agree" spaces below the parties agree to first try in good faith to settle the dispute by voluntary mediation before resorting to court action or arbitration, unless the dispute is a matter excluded under Item 26 ARBITRATION.
[ ] [ ] Buyer agrees [ ] [ ] Buyer does not agree
[ ] [ ] Seller agrees [ ] [ ] Seller does not agree
26.
ARBITRATION OF DISPUTES. Any dispute or claim in law or equity arising out of this Agreement will be decided by neutral binding arbitration in accordance with the California Arbitration Act (C.C.P. § 1280 et seq.), and not by court action except as provided by California law for judicial review of arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties will have the right to discovery in accordance with Code of Civil Procedure § 1283.05.

The parties agree that the following procedure will govern the making of the award by the arbitrator: (a) a Tentative Award will be made by the arbitrator within 30 days following submission of the matter to the arbitrator; (b) the Tentative Award will explain the factual and legal basis for the arbitrator's decision as to each of the principal controverted issues; (c) the Tentative Award will be in writing unless the parties agree otherwise; provided, however, that if the hearing is concluded within one (1) day, the Tentative Award may be made orally at the hearing in the presence of the parties. Within 15 days after the Tentative Award has been served or announced, any party may serve objections to the Tentative Award. Upon objections being timely served, the arbitrator may call for additional evidence, oral or written argument, or both. If no objections are filed, the Tentative Award will become final without further action by the parties or arbitrator. Within thirty (30) days after the filing of objections, the arbitrator will either make the Tentative Award final or modify or correct the Tentative Award, which will then become final as modified or corrected.

The provisions of C.C.P. § 128.5 authorizing the imposition of sanctions as a result of bad faith actions or tactics will apply to the arbitration proceedings. A prevailing party will also be entitled to an action for malicious prosecution if the elements of such cause of action are met.

The following matters are excluded from arbitration: (a) a judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or real property sales contract as defined in Civil Code § 2985; (b) an unlawful detainer action; (c) the filing or enforcement of a mechanic's lien; (d) any matter which is within the jurisdiction of a probate court, or small claims court; or (e) an action for bodily injury or wrongful death, or for latent or patent defects to which Code of Civil Procedure § 337.1 or § 337.15 applies. The filing of a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction, or other provisional remedies, will not constitute a waiver of the right to arbitrate under this provision.

NOTICE: By initialing in the ["agree"] space below you are agreeing to have any dispute arising out of the matters included in the "Arbitration of Disputes" provision decided by neutral arbitration as provided by California law and you are giving up any rights you might possess to have the dispute litigated in a court or jury trial. By initialing in the ["agree"] space below you are giving up your judicial rights to discovery and appeal, unless those rights are specifically included in the "Arbitration of Disputes" provision. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under the authority of the California Code of Civil Procedure. Your agreement to this arbitration provision is voluntary.
We have read and understand the foregoing and agree to submit disputes arising out of the matters included in the "Arbitration of Disputes" provision to neutral arbitration.

[      ] [      ] Buyer agrees                        [      ] [      ] Buyer does not agree

[      ] [      ] Seller agrees                        [      ] [      ] Seller does not agree

27.	ATTORNEY FEES. In any action or proceeding involving a dispute between Buyer and Seller arising out of the execution of this Agreement or the sale, whether for tort or for breach of contract, and whether or not brought to trial or final judgment, the prevailing party will be entitled to receive from the other party a reasonable attorney fee to be determined by the court or arbitrator(s).
28.	EXPIRATION OF OFFER. This Offer will expire unless acceptance is delivered to Buyer or to Matt Brown of Meridian Commercial, Inc. (Buyer's Broker) on or before (date) 11/2/01 (time) 5:00 ☐ a.m. ☒ p.m.
29.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which is deemed to be an original.

30.	CONDITIONS SATISFIED/WAIVED IN WRITING: Each condition or contingency, covenant, approval or disapproval will be satisfied according to its terms or waived by written notice delivered to the other party or his or her Broker.
31.
TIME. Time is of the essence of this Agreement; provided, however, that if either party fails to comply with any contingency in this Agreement within the time limit specified, this Agreement will not terminate until the other party delivers written notice to the defaulting party requiring compliance within 24 hours after receipt of notice. If the party receiving the notice fails to comply within the 24 hours, the non-defaulting party may terminate this Agreement without further notice.
32.	SURVIVAL. The omission from escrow instructions of any provision in this Agreement will not waive the right of any party. All representations or warranties will survive the close of escrow.
33.
ENTIRE AGREEMENT/ASSIGNMENT PROHIBITED. This document contains the entire agreement of the parties and supersedes all prior agreements or representations with respect to the property which are not expressly set forth. This Agreement may be modified only in writing signed and dated by both parties. Both parties acknowledge that they have not relied on any statements of the real estate Agent or Broker which are not expressed in this Agreement. Buyer may not assign any right under this agreement without the prior written consent of Seller. Any such assignment will be void and unenforceable.
34.	ADDENDA. The following addenda are attached and made a part of this Agreement:
☐ Addendum No. 1
☐ Addendum No. 2
35.	ADDITIONAL TERMS AND CONDITIONS.

      Seller Provided documents. Within 10 days of the acceptance of this offer Seller shall provide Buyer with copies of all documents in Seller's possession that materially pertain to the property including, by illustration but not limitation, the following: plans, permits, surveys, architectural drawings, correspondence with any governmental or quasi governmental agency or any neighboring property owners, correspondence with tenants, hazardous materials studies or reports, information pertaining to the potential of splitting the parcel.

      Buyer shall have up to 30 days after acceptance to review and either approve or disapprove in its sole discretion. If Buyer approves, this condition shall be removed in writing. If Buyer does not approve of any of the conditions revealed in its investigations during the time so stipulated, Buyer my terminate this agreement by giving Seller written notice to the same. If Buyer so terminates, this agreement shall be null and void and all deposits made by Buyer shall be refunded to Buyer without offset or charge.

NOTICE: The California Department of Justice, sheriff's departments, police departments serving jurisdictions of 200,000 or more and many other local law enforcement authorities maintain for public access a data base of the locations of persons required to register pursuant to paragraph (1) of subdivision (a) of Section 290.4 of the Penal Code. The data base is updated on a quarterly basis and a source of information about the presence of these individuals in any neighborhood. The Department of Justice also maintains a Sex Offender Identification Line through which inquiries about individuals may be made. This is a "900" telephone service. Callers must have specific information about individuals they are checking. Information regarding neighborhoods is not available through the "900" telephone service.

LIMITATION OF AGENCY: A real estate broker or agent is qualified to advise on real estate. If you have any questions concerning the legal sufficiency, legal effect, insurance, or tax consequences of this document or the related transactions, consult with your attorney, accountant or insurance advisor.

The undersigned Buyer acknowledges that he or she has thoroughly read and approved each of the provisions of this offer and agrees to purchase the property for the price and on the terms and conditions specified. Buyer acknowledges receipt of a copy of this offer.

Buyer	Date	Time
Buyer	Date	Time

ACCEPTANCE

Seller accepts the foregoing Offer and agrees to sell the property for the price and on the terms and conditions specified.

NOTICE: The amount or rate of real estate commissions is not fixed by law. They are set by each Broker individually and may be negotiable between the Seller and Broker.

36.	COMMISSION. Seller agrees to pay in cash the following real estate commission for services rendered, which commission Seller hereby irrevocably assigns to Broker(s) from escrow:

        1.875% of the accepted price, or $                  , to the listing Broker: Keegan & Coppin, and

        1.875% of the accepted price, or $                  , to the selling Broker: Meridian

      without regard to the agency relationship. Escrow instructions with respect to commissions may not be amended or revoked without the written consent of the Broker(s).

            If Seller receives liquidated or other damages upon default by Buyer, Seller agrees to pay Broker(s) the lesser of the amount provided for above or one half of the damages after deducting any costs of collection, including reasonable attorney fees.

            Commission will also be payable upon any default by Seller, or the mutual rescission by Buyer and Seller without the written consent of the Broker(s), which prevents completion of the purchase. This Agreement will not limit the rights of Broker and Seller provided for in any existing listing agreement.

            In any action for commission the prevailing party will be entitled to reasonable attorney fees whether or not the action is brought to trial or final judgment.

37.	PROVISIONS TO BE INITIALED. The following items must be "agreed to" by both parties to be binding on either party. In the event of disagreement, Seller should make a counter offer.

    Item 23. LIQUIDATED DAMAGES Item 25. MEDIATION OF DISPUTES Item 26. ARBITRATION OF DISPUTES.

Seller acknowledges receipt of a copy of this Agreement. Authorization is given to the Broker(s) in this transaction to deliver a signed copy to Buyer and to disclose the terms of purchase to members of a Multiple Listing Service, Board of Association of REALTORS® at close of escrow.

38.	IF CHECKED ☒ ACCEPTANCE IS SUBJECT TO ATTACHED COUNTER OFFER DATED November 13, 2001
Seller	(Signature)	Date	Time
Seller	(Please Print Name)
Seller		Date	Time
Seller	(Please Print Name)

ADDENDUM NO. 2

To Agreement dated November 13, 2001 between Ten Fold Corporation and Delaware Corp., Seller, and San Francisco Development, a California Corp., Buyer, concerning property located at 171 and 181 Carlos Drive, San Rafael, CA.

        The parties agree as follows:

        Buyer hereby removes its contingencies to the agreement and further removes conditions of the purchase as defined in the attached "Removal of Conditions" and agrees to close subject to the following additional conditions.

        Purchase Price to be $2,100,000.00.*

*
The parties subsequently agreed to reduce the purchase price to $1.9 million.

        Buyer to add $595,000.00 into escrow within 24 hours of acceptance of this Addendum to Purchase Agreement.

        Buyer assigns its interest in this Purchase Agreement to Thomas J. Holden et al.

        A condition precedent to this agreement and to Buyer's willingness to close escrow is the commitment of the Seller or the Seller's Lender to carry-back a note in the amount of $1,500,000.00. The close shall be as soon as the title company can record the deed and prepare all other necessary documents for the close. If such note is not made then the agreement is null and void and neither party shall have any liability to the other hereunder and all deposits made by Buyer shall be returned to Buyer without offset or charge. The terms of such note shall include the following:

Terms:	Due within six months of the close of escrow, Buyer may prepay the loan at any time with no prepayment penalty.
Interest Rate:	8% annual interest rate.
Payments:	Interest only at approximately $10,000.00 per month.

        Seller shall be responsible to directly credit TWM Architects for the month's free rent as defined in the Lease and Addendum to Lease. Seller shall be entitled to collect any outstanding monies owed by TWM Architects as of the Date of Close. All other rights and obligations defined in the lease and any extensions shall be the responsibility of the Buyer as of the close date.

This Addendum, upon its execution by both parties, is made a part of the above Agreement.

If checked ☒ this Addendum is of no force or effect unless executed by all parties and delivered prior to (date) December 19, 2001 (time) 5:00 ☐ a.m. ☒ p.m., to Ten Fold Corporation (Name of Party).

Seller/Lessor	Date
Seller/Lessor	Date
Buyer/Lessee	Date
Buyer/Lessee	Date

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STANDARD COMMERCIAL/INVESTMENT PURCHASE AGREEMENT (Non-Residential or More Than Four Residential Units)
DEFINITIONS
ACCEPTANCE
ADDENDUM NO. 2